Exhibit 16
May 31, 2006
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Alion Science and Technology Corporation and, under the date of January 31, 2006, we reported on the consolidated financial statements of Alion Science and Technology Corporation as of and for the years ended September 30, 2005 and 2004. On May 16, 2006, we were notified (by a letter dated May 12, 2006) that the auditor-client relationship with KPMG LLP will cease upon the completion of the review of Alion Science and Technology Corporation’s consolidated financial statements as of and for the three and nine-month periods ended June 30, 2006 and Alion Science and Technology Corporation filing its current report on Form 10-Q for the quarter ending June 30, 2006. We have read Alion Science and Technology Corporation’s statements included under Item 4.01 of its Form 8-K dated May 18, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Alion Science and Technology Corporation’s statements that on May 8, 2006, the decision to dismiss KPMG was approved by the Audit and Finance Committee of the Board of Directors, or that on May 9, 2006, such decision was ratified by the full Board of Directors.
Very truly yours,
/s/KPMG LLP
KPMG LLP
Chicago, Illinois